Exhibit 3.1

CERTIFICATE OF SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

BANKGUAM HOLDING COMPANY

The undersigned being respectively the President and Secretary of BANKGUAM HOLDING COMPANY do hereby certify that attached hereto are the Second Amended and Restated Articles of Incorporation of BANKGUAM HOLDING COMPANY as amended as of August 22, 2016 duly certified by us to be correct.

Dated: August 22, 2016

/s/ Lourdes A. Leon Guerrero
Lourdes A. Leon Guerrero
President

/s/ Roger P. Crouthamel
Roger P. Crouthamel
Secretary

SECOND

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BANKGUAM HOLDING COMPANY

The undersigned desiring to become incorporated as a corporation under and in accordance with the laws of Guam, and to obtain the benefits conferred by said laws upon corporations, do hereby mutually agree upon and enter into the following Articles of Incorporation:

ARTICLE ONE

The name of the corporation shall be: BankGuam Holding Company.

ARTICLE TWO

The place of the principal office of the corporation shall initially be in Hagåtña, Guam, and there may be such subordinate or branch offices in such place or places within or without Guam as may be deemed necessary or requisite by the Board of Directors to transact the business of the corporation.

ARTICLE THREE

The corporation is organized for the purposes of (1) acting as a bank holding company and/or financial holding company and (2) engaging in any lawful activity within the purposes for which corporations may be organized under the Guam Corporation Code.

ARTICLE FOUR

The capital stock of the corporation shall be Forty Million Dollars ($40,000,000), divided into three hundred thousand (300,000) shares of preferred stock of the par value of $100.00 per share and forty-eight million (48,000,000) shares of common stock of the par value of $0.208 1/3 per share. The Board of Directors is authorized to determine the consideration and the terms and conditions on which shares may be issued, and the portion of such consideration which shall constitute capital and the portion, if any, which shall constitute paid-in surplus, subject to the applicable provisions of these Articles and the provisions of law. The preferred and common shares shall have the following preferences, powers and rights.

1. Senior Shares. The preferred shares are senior to the common shares, and the common shares are junior and subject to all of the rights and preferences of the preferred shares as hereinafter set forth.

2. Preferred Shares in Series. The preferred shares may be issued from time to time in one or more series, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Each series shall be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, or title. All shares of each series of preferred shares shall be alike in every particular and all preferred shares shall be of equal rank and have the same powers, preferences, and rights, and shall be subject to the same qualifications, limitations, and restrictions, without distinction between the shares of different series thereof, except only in regard to the following particulars, which may vary with different series as determined in the resolutions providing for the issuance of the shares of the respective series:

(a) whether dividends payable on shares of such series shall be cumulative or noncumulative and the provisions applicable to such series in respect to the amount and payment of dividends upon shares of such series;

(b) the amount or amounts payable upon redemption thereof and the time and manner in which the same may be redeemed;

(c) the amount or amounts to be distributed to holders thereof upon any voluntary or involuntary dissolution of the corporation;

(d) the provisions of the sinking fund, if any, with respect thereto;

(e) the limitations, if any, upon the issuance of additional preferred shares in the same or a subsequent series.

The designation of each particular series of preferred shares and its terms in respect of the foregoing particulars shall be fixed and determined by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, before any shares of such series are issued, and shall be set forth in full or summarized on the certificates for such series or, alternatively, each certificate may state conspicuously on its front or back that the corporation will furnish the shareholder this information on request in writing and without charge.

Before issuing any preferred shares of a series created under this Article Four, the corporation must deliver to the Director of Revenue & Taxation for filing amended articles of incorporation, which are effective without shareholder action. Such amended articles of incorporation shall include provisions determining the terms of the class or series of shares as duly adopted by the Board of Directors. When any preferred shares of a series created under this Article Four are no longer outstanding, the corporation may deliver to the Director of Revenue & Taxation for filing amended articles of incorporation which are effective without shareholder action, omitting the provisions determining the terms of the series of shares no longer outstanding.

3. Dividends.

(a) The holders of preferred shares of each series shall be entitled to receive, out of any funds legally available for that purpose, if, when and as declared by the Board of Directors, cash dividends thereon at such rate per annum as shall be fixed by resolution of the Board of Directors for such series, and no more, payable quarterly on the days fixed by the Board of Directors for the first series.

(b) Such dividends as to a series may be cumulative, or noncumulative as determined by the Board of Directors in the resolution authorizing issuance of such series.

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(c) If cumulative such dividends shall be deemed to accrue from day to day regardless of whether or not earned or declared, and shall commence to accrue on each preferred share from such date or dates or in such manner as may be fixed by the Board of Directors in the resolution authorizing issuance of such shares.

(d) In no event, so long as any cumulative preferred shares shall remain outstanding, shall any dividend whatsoever (other than a dividend payable in shares ranking junior to the preferred shares) be declared or paid upon, nor shall any distribution be made or ordered in respect of, noncumulative preferred shares or the common shares or any other class or shares ranking junior to the preferred shares, nor shall any moneys (other than the net proceeds received from the sale of shares ranking junior to the preferred shares) be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of noncumulative preferred shares, or common shares or of any other class of shares ranking junior to the preferred shares unless

(i) all dividends on the cumulative preferred shares of all series for past dividend periods shall have been paid and the full dividend on all outstanding cumulative preferred shares of all series for the then current dividend period shall have been paid or declared and set apart for payment; and

(ii) the corporation shall have set aside all amounts, if any, theretofore required to be set aside as and for sinking funds, if any, for the preferred shares of all series, and all defaults, if any, in complying with any such sinking fund requirements in respect of previous years shall have been cured.

4. Redemption of Preferred Shares. Subject to the provisions of Section 3 and subject, as to any series of preferred, to any restrictions in the resolution of the Board of Directors as to the time or times at which the shares of such series may be redeemed, the corporation, with the approval of the Board of Directors, may redeem the whole, or from time to time may redeem any part, of any series of preferred shares, by paying therefor in cash the amount which shall have been determined in the resolution or resolutions authorizing such series, to be payable upon the redemption of such shares at such time. Redemption may be made of the whole or any part of the outstanding shares of any one or more series, in the discretion of the Board of Directors; if the redemption is a part of a series, the shares to be redeemed may be selected by lot, or all of the shares of such series may be redeemed pro rata, in such manner as may be prescribed by resolution of the Board of Directors.

Subject to the foregoing provisions and to any qualifications, limitations, or restrictions applicable to any particular series of preferred shares which may be stated in the resolution or resolutions providing for the issuance of such series, the Board of Directors shall have authority to prescribed from time to time the manner in which any series of preferred shares shall be redeemed.

5. Dissolution. In the event of dissolution of the corporation there shall be distributed from the amounts available for distribution to the shareholders of the corporation, prior to any distribution being made to the holders of or on account of the common shares of the corporation, or to the holders of any class or any series of shares otherwise subordinate to the preferred shares, the following:

(a) To the holders of any cumulative preferred shares, the amount of any accumulated and unpaid dividends upon such cumulative preferred shares. In the event amounts

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available for distribution are insufficient for such purpose, then payment shall be made to the holders of such cumulative preferred shares on account thereof ratably in proportion to the amounts to which they are respectively entitled from funds available for such purpose;

(b) If all accumulated but unpaid dividends upon cumulative preferred shares have been paid, there shall be distributed to the holders of the cumulative and noncumulative preferred shares of each series the amounts payable to them upon dissolution as provided in the resolution authorizing such series of preferred shares. In the event the amounts available for distribution are insufficient for such purposes, then the holders of the cumulative and noncumulative preferred shares shall share ratably in amounts available for distribution in proportion to the amounts to which they are respectively entitled. The preferred shares shall not be entitled to any further payment and any remaining net assets shall be distributed ratably to all outstanding common shares. Neither a consolidation nor a merger of the corporation with or into any other corporation or corporations nor the sale of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this clause.

6. No Preemptive Rights. No holder of preferred shares shall be entitled to any preferential or preemptive right to purchase any common or preferred share or any share of any class of the corporation, whether now or hereafter authorized.

7. Voting Rights. Each outstanding share of common stock of the corporation shall be entitled to one (1) vote for each matter submitted to a vote at any meeting of Shareholders of the corporation. In the event of the election of Directors, each outstanding share of common stock of the corporation shall be entitled to one (1) vote for as many Directors as are to be elected. The voting for Directors shall not be cumulative. The preferred shares shall have no voting rights except as granted by law.

8. No Preemptive Rights. No holder of common shares or of preferred shares shall be entitled to any preferential or preemptive right to subscribe to or purchase any common or preferred share or any share of any class of the corporation; whether now or hereafter authorized.

9. There shall be within the Preferred Stock of the Corporation authorized by this Article Four, a Series of Preferred Stock described as the 5.50% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A.

The terms and conditions of such 5.50% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A of the Corporation shall be as set forth in the Designation of Terms and Conditions of 5.50% Fixed Rate / Floating Rate Noncumulative Preferred Stock Series A attached hereto as Exhibit A.

ARTICLE FIVE

1. Number and Classification of Directors. The number of Directors which shall constitute the whole Board of Directors of the corporation shall not be less than eleven, the exact number of Directors to be determined from time to time by the By-Laws. Until otherwise determined, the Board of Directors shall consist of eleven Directors, to be elected by the holders of the common stock of the corporation (the “Shareholders”). The Directors elected by the Shareholders shall be

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divided into three classes, to be respectively designated as Class I, Class II and Class III, of which each class shall contain at least three Directors. The Directors of each Class shall be elected for terms of three (3) years or until their successors are elected and qualified.

All classes elected by the Shareholders shall be as nearly equal as possible and the number of Directors to be elected by the Shareholders in each Class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors to be elected by the Shareholders by three. If a fraction is also contained in such quotient, then if such fraction is one-third (1/3) the extra Director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the extra Directors shall be a member of Class III and the other extra Director shall be a member of Class II. Class I shall initially consist of three (3) Directors, and Class II and Class III shall initially consist of four (4) Directors each.

2. Term of Office. The terms of office of the Directors of Class III shall expire and their successors shall be elected at the annual meeting of shareholders for 2011, those of Class I shall expire and their successors shall be elected at the annual meeting of shareholders for 2012 and those of Class II shall expire and their successors shall be elected at the annual meeting of shareholders for 2013. At each annual meeting after 2013 Directors of the Class whose terms expire in that year shall be elected for a term of three (3) years.

3. Vacancies. In the event that any vacancy shall occur in the Board of Directors whether because of death, resignation, removal, newly created Directorships resulting from any increase in the authorized number of Directors or any other reason, such vacancy may be filled by the vote of a majority of the Directors then in office, although less than a quorum, at any meeting of the Board of Directors. The Shareholders may at any time elect a Director to fill any vacancy not so filled by the Directors, and may elect additional Directors to be elected to the Board of Directors by the Shareholders at any meeting at which an amendment of the By-Laws is voted authorizing an increase in the number of such Directors. A Director elected to fill a vacancy, other than a newly created Directorship, shall hold office for the unexpired term of his or her predecessor. A Director elected to fill a newly created Directorship shall, at the time of such election, be designated by a majority of the Directors then in office as a Class I Director, Class II Director or Class III Director in accordance with the provisions of Section 1 of this Article Five, so that after such designation each of the three classes shall be nearly equal in number as possible and every Director so elected and designated shall hold office until the expiration of the term of the other Directors in his Class.

4. Initial Directors and Classification. The names and addresses of the persons who are the first directors of the corporation and their designated Class are as follows:

Name	Address
Class I Directors:

William D. Leon Guerrero	P O Box 92 Hagatna, Guam 96932
Dr. Luis G. Camacho	P O Box 2164 Hagatna, Guam 96932
Joseph M. Crisostomo	153 Rosario Loop, Barrigada, Guam 96913

Class II Directors:

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Roger P. Crouthamel	P O Box 3573 Hagatna, Guam 96932
Dr. Ralph G. Sablan	P O Box FQ Hagatna, Guam 96932
Patricia P. Ada	P O Box 2889 Hagatna, Guam 96932
Frances L.G. Borja	P O Box 500922 CK Saipan MP 96950

Class III Directors:

Lourdes A. Leon Guerrero	P O Box BW Hagatna, Guam 96932
Joe T. San Agustin	P O Box 1596 Hagatna, Guam 96932
Martin D. Leon Guerrero	P O Box 2293 Hagatna, Guam 96932
Joaquin P.L.G. Cook	210 Archbishop Flores St., Hagatna, Guam 96910

5. Powers. All the powers and authority of the corporation shall be vested in and may be exercised by the Board of Directors, except as otherwise provided by law, these Articles of Incorporation, or by the By-Laws of the corporation; and, in furtherance and not in limitation of said general powers, the Board of Directors shall have power to: acquire and dispose of property; appoint a general manager, branch managers, and such other managers, officers or agents of the corporation as in its judgment this business may require, and to confer upon and to delegate to them by power of attorney or otherwise, such power and authority as it shall determine; fix the salaries or compensation of any or all of its officers, agents and employees, and in its discretion, require security of any of them for the faithful performance of any of their duties, declare dividends in accordance with law when it shall deem it expedient; make rules and regulations not inconsistent with law or these Articles of Incorporation or the By-Laws for the transaction of business; instruct the officers or agents of the corporation with respect to, and to authorize the voting of, stock of other corporations owned or held by this corporation; incur such indebtedness as may be deemed necessary, which indebtedness may exceed the amount of the corporation’s capital stock; create such committees (including but not limited to, an executive committee or committees) and to designate and to confer upon such committees such powers and authority as may by resolution be set forth for purpose of carrying on or exercising any of the powers of the corporation; create and set aside reserve funds for any purpose, and to invest any funds of the corporation in such securities or other property as to it may seem proper; remove or suspend any officer; and, generally, to do any and every lawful act necessary or proper to carry out and into effect the powers, purposes and objects of this corporation.

ARTICLE SIX

The existence of this corporation is to be perpetual, subject to the power of the Legislature under the Organic Act of Guam.

ARTICLE SEVEN

Service of legal process may be made upon the corporation in the manner provided by law.

ARTICLE EIGHT

No stockholder shall be liable for the debts of the corporation beyond the amount which may be due or unpaid upon any share or shares of stock of said corporation owned by such shareholder.

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ARTICLE NINE

The name and address of the incorporator is as follows:

NAME	ADDRESS
Lourdes A. Leon Guerrero	111 Chalan Santo Papa, Hagatna, Guam 96910

ARTICLE TEN

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director of the corporation, or is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding to the extent permitted by the laws of Guam and in any manner consistent with the laws of Guam.

IN WITNESS WHEREOF, the incorporator hereinbefore named has hereunto set her hand this 25th day of October, 2010.

/s/ LOURDES A LEON GUERRERO
LOURDES A. LEON GUERRERO

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EXHIBIT A

CERTIFICATE OF DESIGNATION

5.50% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK,

SERIES A

OF

BANKGUAM HOLDING COMPANY

pursuant to Section 28602 of the Guam Business Corporation Act

BANKGUAM HOLDING COMPANY, a Guam Corporation (the “Company”), hereby certifies that:

1. The First Amended and Restated Articles of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at forty-eight million (48,000,000) shares of common stock of the par value of $0.208 1/3 per share, and three hundred thousand (300,000) shares of preferred stock of the par value of $100 per share.

2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock from time to time in one or more series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. The Board of Directors by action duly taken on August 22, 2016, adopted resolutions (i) authorizing the issuance and sale of up to 10,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designation of 5.50% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A (the “Series A Preferred Stock”) establishing the number of shares to be included in this Series A Preferred Stock and fixing the designation, powers, preferences and rights of the shares of the Series A Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “5.50% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series A Preferred Stock shall be Ten Thousand (10,000). That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, and by the filing of a certificate pursuant to the provisions of the Guam Business Corporation Act stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series A Preferred Stock.

Section 3. Definitions.

As used herein with respect to Series A Preferred Stock:

(a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b) “Articles of Incorporation” means the First Amended and Restated Articles of Incorporation of the Company, as may be amended from time to time, and shall include this Certificate of Designation.

(c) “Board of Directors” means the board of directors of the Company.

(d) “Bylaws” means the Bylaws of the Company, as may be amended from time to time.

(e) “Business Day” means, for dividends payable during the Fixed Rate Period, any day, other than a Saturday or Sunday, that is neither a legal holiday nor any other day on which banking institutions and trust companies in New York, New York or Guam are permitted or required by any applicable law to close, and for dividends payable during the Floating Rate Period, any day that would be considered a Business Day during the Fixed Rate Period that is also a London Banking Day.

(f) “Calculation Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Calculation Agent for the Series A Preferred Stock, and its successors and assigns.

(g) “Certificate of Designation” means this Certificate of Designation relating to the Series A Preferred Stock, as it may be amended from time to time.

(h) “Common Stock” means the common stock, par value $0.208 1/3 per share, of the Company.

(i) “Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

(j) “Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

(k) “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

(l) “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

(m) “DTC” means The Depository Trust Company, together with its successors and assigns.

(n) “Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.

(o) “Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.

(p) “Junior Stock” means the Common Stock and any other class or series of stock of the Company hereafter authorized over which Series A Preferred Stock has preference or priority in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(q) “LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.

(r) “London Banking Day” means any day on which commercial banks and foreign exchange markets settle payments in London.

(s) “Parity Stock” means any other class or series of stock of the Company that ranks equally with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(t) “Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

(u) “Redemption Date” shall have the meaning set forth in Section 6(a) hereof.

(v) “Regulatory Capital Treatment Event” means the Company’s determination, in good faith, that, as a result of any:

(i) amendment to, clarification of or change in (including any announced prospective amendment to, clarification of or change in), the laws or regulations or policies of the United States or any political subdivision of or in the United States that is enacted or announced or that becomes effective after the initial issuance of any share of Series A Preferred Stock;

(ii) proposed amendment to or change in those laws or regulations or policies that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock; or

(iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies that is announced or that becomes effective after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation value of all shares of Series A Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Appropriate Federal Banking Agency, as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

(w) “Representative Amount” shall have the meaning set forth in the definition of “Three-month LIBOR”.

(x) “Series A Preferred Stock” shall have the meaning set forth in Section 1 hereof.

(y) “Three-month LIBOR” means, for any LIBOR Determination Date, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Determination Date. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars for a term of three months as of 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount that, in the judgment of the Calculation Agent, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “Representative Amount”). If at least two such quotations are so provided, Three-month LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in New York City to provide such bank’s rate for loans in U.S. dollars to leading European banks for a term of three months as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date and in a Representative Amount. If three such quotations are so provided, Three-month LIBOR will be the arithmetic mean of such quotations. All percentages used in or resulting from any calculation of Three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%.

Section 4. Dividends.

(a) Rate. Dividends on the Series A Preferred Stock will not be mandatory. Holders of Series A Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Company or any duly authorized committee of the Board of Directors of the Company, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $1000 per share of Series A Preferred Stock, quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing September 30, 2016 (each, a “Dividend Payment Date”). From the date of issuance to, but excluding, the Redemption Date (the “Fixed Rate Period”), dividends will be calculated at an annual rate of 5.50%, and from, and including, June 30, 2021 (the “Floating Rate Period”), dividends will be calculated annually at an annual rate equal to Three-month LIBOR plus 4.825%. If, following the procedure set forth in the definition of Three-month LIBOR, the Calculation Agent is unable to determine three-month LIBOR for any Floating Rate Period, then the dividend for such Floating Rate Period shall be calculated at the dividend rate in effect for the immediately preceding Dividend Period. In the event that any Dividend Payment Date during the Fixed Rate Period falls on a date that is not a Business Day, then payment of any dividend payable on such date will be made on the next succeeding Business Day (without interest or other payment in respect of such delay). In the event that any Dividend Payment Date during the Floating Rate Period falls on a date that is not a Business Day, then payment of any dividend otherwise payable on such date will be made on the next succeeding Business Day, and dividends will be calculated to, but excluding, the actual payment date. However if, during the Floating Rate Period, such postponed payment date would fall in the next calendar month following the relevant Dividend Payment Date, then payment of any dividend otherwise payable on such date will be made on the Business Day immediately preceding the relevant Dividend Payment Date. The period from, and including, any Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date is a “Dividend Period”; provided, however, that the first Dividend Period shall be the period from, and including, the date of original issuance of the Series A Preferred Stock to, but excluding, September 30, 2016; and provided, further, that, during the Floating Rate Period for purposes of determining a Dividend Period only, the Dividend Payment Date shall be the actual payment date of the applicable dividends. The record date for payment of dividends on the Series A Preferred Stock shall be the 15th calendar day before such Dividend Payment Date (provided, however, that if any such day is not a Business Day, then the record date will be the next succeeding day that is a Business Day) or such other date as determined by the Board of Directors of the Company or any duly authorized committee of the Board of Directors of the Company. The amount of dividends payable during the Fixed Rate Period, including dividends payable for any partial Dividend Period, shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The amount of any dividend payable during the Floating Rate Period, including dividends payable for any partial Dividend Period, shall be calculated (without duplication) on the basis of a 360-day year and the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of any dividend payable during the Floating Rate Period, will be maintained on file at the Calculation Agent’s principal offices. Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Company to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(b) Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not be cumulative and shall not be payable for such Dividend Period, and the Company shall have no obligation to pay, and the holders of Series A Preferred Stock shall have no right to receive, dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series A Preferred Stock, or any other class or series of authorized preferred stock of the Company or declared at any time upon Junior Stock.

(c) Parity of Dividends Upon Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any such Parity Stock shall be declared on a proportional basis. For purposes of calculating the proportional allocation of partial dividend payments, the Company shall allocate dividend payments based on the ratio between the then-current dividends due on the shares of the Series A Preferred Stock and (i) in the case of any series of Parity Stock that is non-cumulative preferred stock, the aggregate of the current and unpaid dividends due on such series of preferred stock, and (ii) in the case of any series of Parity Stock that is cumulative preferred stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock. No interest will be payable in respect of any declared but unpaid dividend payment on shares of Series A Preferred Stock that is paid after the relevant Dividend Payment Date for such Dividend Period.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Series A Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution of the assets of the Company may be made to the holders of any Common Stock or of any of the Company’s shares of capital stock ranking junior as to such a distribution to the shares of Series A Preferred Stock, and subject to the rights of the holders of any class or series of securities ranking senior to the Series A Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The holders of Series A Preferred Stock shall not be entitled to any other amounts in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Company are not sufficient to pay in full the liquidation preference plus any declared and unpaid dividends in full to all holders of Series A Preferred Stock and all holders of any Parity Stock ranking equally as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation preferences plus any declared and unpaid dividends on the Series A Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and all holders of any Parity Stock ranking equally as to such distribution with the Series A Preferred Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the property and assets of the Company shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other entity or the merger, consolidation or any other business combination transaction of any other entity into or with the Company in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares of Series A Preferred Stock, constitute a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Company, may redeem in whole or in part the shares of Series A Preferred Stock at the time outstanding, on the first Dividend Payment Date that is at least five (5) years from the date of issuance of such shares of Series A Preferred Stock (the “Redemption Date”) or on any Dividend Payment Date thereafter, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series A Preferred Stock shall be $1,000 per share plus dividends that have been declared but not paid, without accumulation of any undeclared dividends (the “Redemption Price”). Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Company, at its option, subject to the approval of the Appropriate Federal Banking Agency, may provide notice of its intent to redeem, as provided in Section 6(b) below, and subsequently redeem, all (but not less than all) of the shares of Series A Preferred Stock at the time outstanding at the Redemption Price applicable on such date of redemption.

(b) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be either (1) mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company or (2) transmitted by such other method approved by the Depositary Company, in its reasonable discretion, to the holders of record of such shares to be redeemed. Such mailing or transmittal shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series A Preferred Stock is held in book-entry form through DTC (or a successor securities depositary), the Company may give such notice in any manner permitted by DTC (or such successor). Any notice provided pursuant to this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to provide such notice, or any defect in such notice or in the provision thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder (or the method of determining such number); (iii) the Redemption Price; (iv) the place or places where the certificates evidencing such shares of Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and (v) that dividend rights on the shares to be redeemed will cease on the redemption date.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series A Preferred Stock in proportion to the number of Series A Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Company or any duly authorized committee of the Board of Directors of the Company may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Company or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Company, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Company or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Depository Company at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

Section 7. Voting Rights.

The holders of Series A Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law.

Section 8. Changes for Clarification.

Without the consent of the holders of Series A Preferred Stock, so long as such action does not adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, the Company may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

(a) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent; or

(b) to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.

Section 9. Changes after Provision for Redemption.

No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 7 above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

Section 10. Conversion.

The holders of Series A Preferred Stock shall not have any rights to convert such Series A Preferred Stock into shares of any other class of capital stock of the Company.

Section 11. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders of the Series A Preferred Stock, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 12. Repurchase.

Subject to the limitations imposed herein, the Company may purchase Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Company or any duly authorized committee of the Board of Directors of the Company may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent.

Section 13. Unissued or Reacquired Shares.

Shares of Series A Preferred Stock not issued or which have been issued, redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 14. No Sinking Fund.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

Section 15. Record Holders.

To the fullest extent permitted by applicable law, the Company and any transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

Section 16. Notices.

All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, the Company’s Articles of Incorporation or Bylaws or by applicable law.

Section 17. No Preemptive Rights.

No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 18. Other Rights.

The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

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